Exhibit  99.1

FOR IMMEDIATE RELEASE       Contact:                      Zac Nagle
August 07, 2013                                                                   Vice President,
Investor Relations and Communications
713-753-5082
Investors@kbr.com

Media Relations Hotline: 713-753-3800
Mediarelations@kbr.com

KBR Announces Executive Appointments

HOUSTON – KBR (NYSE: KBR) today announced the appointment of Ivor Harrington to the newly created role of Group President of Gas Monetization, the promotion of Mitch Dauzat to Group President of Services and the promotion of Karl Roberts to the newly created role of Chief Business Development Officer.

Roy Oelking remains Group President of Hydrocarbons and Andy Summers remains Group President of Infrastructure, Government and Power.

Bill Utt, KBR Chairman, President and CEO said, “These executive appointments, along with the new Gas Monetization Business Group, will enable KBR to better serve its customers, improve its organizational efficiency, increase sales and achieve future growth objectives. Both Ivor and Mitch will broaden their experiences and utilize their skills in building strong businesses while Karl’s extensive expertise in sales and business development will also help deliver growth for KBR.”

Ivor Harrington has more than 25 years’ experience in the engineering, construction and maintenance industry, where he has been involved with global business turn-around, project management, sales, and operations management.  He was previously the Group President of Services at KBR and prior to that was Executive Vice President and Group Chief Executive Officer of Global Infrastructure at Harsco Corporation. Before joining Harsco, Harrington spent 20 years at Fluor Corporation in various senior executive positions.

Mitch Dauzat has over 30 years’ experience in engineering and construction projects in the oil, gas and chemical industries around the globe.  He has previously held the position of President for KBR’s Gas Monetization Business Unit as well as President for CB&I's Americas LNG Operations and Central and South American Operations. He was also the General Partner/Business Unit Executive for Black and Veatch's Industrial Division.

Karl Roberts has been with KBR for 27 years and has over 30 years in the engineering and construction industry.  He held a number of positions both domestically and internationally in business development, strategy and operations including Senior Vice President of Sales for KBR Services Business Group and President of KBR Canada.

Gas Monetization has been elevated to a new Business Group.  KBR now has four Business Groups – Hydrocarbons; Infrastructure, Government and Power; Services and Gas Monetization.
KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

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